Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS THIRD QUARTER 2025 RESULTS

DALLAS (November 5, 2025) — Oncor Electric Delivery Company LLC (Oncor) today reported net income of $380 million for the three months ended September 30, 2025, compared to net income of $324 million in the three months ended September 30, 2024. The increase in net income of $56 million was driven by overall higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, an increase in other regulated revenues recognized related to Oncor’s System Resiliency Plan (SRP) and the Unified Tracker Mechanism (UTM), and customer growth, partially offset by higher interest expense and depreciation expense associated with increases in invested capital, and higher operation and maintenance expense. Financial and operational results are provided in Tables A, B, C, D, and E below.

“Oncor continues to execute on its company-record capital plan, a capital plan that we expect to continue to grow to meet the critical needs of our growing State,” said Oncor CEO Allen Nye. “Oncor is currently finalizing its next long-term capital plan and anticipates unveiling in early 2026 a new base five-year plan that is at least 30% higher than our previous five-year plan.”

Oncor also reported net income of $820 million for the nine months ended September 30, 2025, compared to net income of $800 million in the nine months ended September 30, 2024. The increase in net income of $20 million was driven by overall higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, an increase in other regulated revenues recognized related to the SRP and the establishment of the UTM, and customer growth, partially offset by higher operation and maintenance expense, and higher interest expense and depreciation expense associated with increases in invested capital.

Oncor is finalizing its 2026 through 2030 base five-year capital plan and expects to announce that new plan in the first half of 2026. Oncor currently anticipates that new base five-year capital plan will be at least 30% higher than the 2025 through 2029 $36.1 billion base capital plan. Oncor also expects significant potential capital expenditure opportunities incremental to the 2026 through 2030 base capital plan.

Management Updates

In October, Oncor’s Executive Vice president and Chief Operating Officer Jim Greer submitted notice of his intention to retire effective December 31, 2025. Oncor’s Board of Directors has elected Ellen Buck, who has served as Oncor’s Vice President of Business and Operations Services since 2017, to serve as Oncor’s Senior Vice President and Chief Operating Officer, effective January 1, 2026.

“After 41 years of dedicated service to Oncor, my good friend Jim Greer is retiring, leaving a legacy of excellence and safety that has shaped this company and the communities we serve,” said Nye. “I can’t thank Jim enough for his service to our company and our State, and I wish him all the best in his retirement. I’m excited that Ellen will be stepping into the Chief Operating Officer role upon Jim’s retirement. Ellen has two decades of experience at the company and is truly one of the finest operators in the United States. Her leadership will be key as Oncor continues to execute the biggest capital deployment strategy in the company’s history.”

In addition, Oncor’s Board of Directors has promoted Don Clevenger, who currently serves as Oncor’s Senior Vice President and Chief Financial Officer, to serve as Oncor’s Executive Vice President and Chief Financial Officer, effective January 1, 2026.

Operational Highlights

Oncor is executing on its portion of the Permian Basin Reliability Plan (PBRP) recently approved by the Public Utility Commission of Texas (PUCT) by securing critical long-lead time equipment, including large power transformers, high-voltage circuit breakers, and electrical reactors. Leveraging its supplier relationships, Oncor has obtained commitments from suppliers on delivery timelines, with initial equipment expected to arrive in the first quarter of 2027 to help meet expedited project timelines. In addition, Oncor has begun securing the real estate rights to support the buildout for PBRP substations. This execution strategy extends to Oncor’s Certificate of Convenience and Necessity (CCN) amendment filings. During the third quarter, Oncor filed two new CCN amendment applications for needed transmission projects, building on the eleven filings filed in the first and second quarters of 2025. Six previously filed projects also received regulatory approval during the third quarter, continuing the momentum of efficient and timely regulatory approvals. Oncor’s first PBRP 765 kV line is expected to be energized by the end of 2028. All PBRP projects are targeted for completion by the end of 2030.

In addition to the PBRP, Oncor anticipates completing significant projects related to the buildout of the Eastern Portion of the Electric Reliability Council of Texas, Inc.’s (ERCOT) Strategic Transmission Expansion Plan (STEP). Oncor has also submitted the remainder of its 138 kV and 345 kV projects identified in the 2024 ERCOT’s Regional Transmission Plan for review at ERCOT. In total, Oncor anticipates being responsible for more than half of the investment related to the PBRP and the Eastern portion of STEP.

In the third quarter of 2025, Oncor built, rebuilt, or upgraded approximately 660 circuit miles of transmission and distribution lines and increased premises by nearly 16,000, reflecting ongoing population and business growth in Texas. Active transmission point-of-interconnection (POI) requests continued to rise in the third quarter, remaining well above year-ago levels. As of November 4, 2025, Oncor held approximately $2.8 billion in customer collateral for active generation and large commercial and industrial (LC&I) transmission POI requests.

As of September 30, 2025, Oncor’s active LC&I interconnection queue included over 600 requests which is approximately 60% higher than at the same time last year. Those requests include approximately 210 gigawatts from data centers and over 16 gigawatts of load from various other industrial sectors, demonstrating broad-based industrial growth within Oncor’s service territory. In addition, Oncor had 573 active generation POI requests in queue at September 30, 2025, composed of approximately 48% storage, 40% solar, 8% wind, and 4% gas.

Regulatory Update

Oncor’s pending base rate review continues to advance. In September, the administrative law judge assigned to Oncor’s base rate review approved a settlement agreement among the parties relating to interim rates that provides, if the proceeding is still pending on January 1, 2026, Oncor will be able to surcharge (or refund) final approved rates back to that date. In advance of the scheduled hearing on the merits in mid-November, Oncor continues to engage in settlement discussions with parties.

Liquidity

As of November 4, 2025, Oncor’s available liquidity totaled approximately $3.6 billion, consisting of cash on hand and available borrowing capacity under its credit facilities, commercial paper programs, and accounts receivable facility. Oncor anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2025 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

About Oncor

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4.1 million homes and businesses and operating more than 144,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2025	2024	2025	2024

	(U.S. dollars in millions)
Operating revenues	$1,845	$1,660	$5,047	$4,610

Operating expenses:
Wholesale transmission service	374	351	1,094	1,053
Operation and maintenance	385	338	1,123	932
Depreciation and amortization	300	269	877	787
Provision in lieu of income taxes	80	72	174	172
Taxes other than amounts related to income taxes	154	151	443	431

Total operating expenses	1,293	1,181	3,711	3,375

Operating income	552	479	1,336	1,235
Other (income) and deductions – net	(29)	(15)	(61)	(45)
Non-operating benefit in lieu of income taxes	-	-	(1)	(1)
Interest expense and related charges	201	170	578	481

Net income	$380	$324	$820	$800

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

	Nine Months Ended September 30,

	2025	2024

	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$820	$800
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,002	914
Provision in lieu of deferred income taxes – net	166	117
Other – net	-	(1)
Changes in operating assets and liabilities:
Accounts receivable	(200)	(222)
Inventories	(143)	(53)
Accounts payable – trade	5	12
Regulatory assets – recoverable SRP	(111)	-
Regulatory assets – recoverable UTM	(55)	-
Regulatory assets – self-insurance reserve	(165)	(337)
Regulatory under/over recoveries – net	110	25
Customer deposits	53	58
Pension and OPEB plans	(144)	(45)
Interest accruals	120	72
Other – assets	(127)	(107)
Other – liabilities	80	6

Cash provided by operating activities	1,411	1,239

Cash flows – financing activities:
Issuances of senior secured notes	3,466	1,442
Repayments of senior secured notes	(350)	(500)
Borrowings under AR Facility	510	900
Repayments under AR Facility	(510)	(400)
Borrowings under $500M Credit Facility	-	500
Payment for senior secured notes extinguishment	(441)	-
Net change in short-term borrowings	(594)	(218)
Capital contributions from members	1,857	720
Distributions to members	(573)	(376)
Debt premium, discount, financing and reacquisition costs – net	(42)	(18)

Cash provided by financing activities	3,323	2,050

Cash flows – investing activities:
Capital expenditures	(4,547)	(3,314)
Sales tax audit settlement refund	-	56
Other – net	32	25

Cash used in investing activities	(4,515)	(3,233)

Net change in cash, cash equivalents and restricted cash	219	56
Cash, cash equivalents and restricted cash – beginning balance	262	151

Cash, cash equivalents and restricted cash – ending balance	$481	$207

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

	At September 30,	At December 31,
	2025	2024
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$198	$36
Restricted cash, current	22	20
Accounts receivable – net	1,166	970
Amounts receivable from members related to income taxes	48	30
Materials and supplies inventories – at average cost	605	462
Prepayments and other current assets	139	124

Total current assets	2,178	1,642
Restricted cash, noncurrent	261	206
Investments and other property	196	183
Property, plant and equipment – net	35,701	31,769
Goodwill	4,740	4,740
Regulatory assets	1,919	1,671
Right-of-use operating lease assets	241	209
Other noncurrent assets	112	31

Total assets	$45,348	$40,451

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$-	$594
Accounts payable – trade	1,022	770
Amounts payable to members related to income taxes	22	29
Accrued taxes other than amounts related to income	249	274
Accrued interest	269	149
Operating lease and other current liabilities	405	367

Total current liabilities	1,967	2,183
Long-term debt, noncurrent	17,958	15,234
Liability in lieu of deferred income taxes	2,765	2,552
Regulatory liabilities	3,087	2,973
Employee benefit plan obligations	1,244	1,384
Operating lease obligations	220	193
Other noncurrent obligations	436	302

Total liabilities	27,677	24,821

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding at September 30, 2025 and December 31, 2024 – 635,000,000	17,918	15,814
Accumulated other comprehensive loss	(247)	(184)

Total membership interests	17,671	15,630

Total liabilities and membership interests	$45,348	$40,451

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Mixed Measures

	Twelve Months Ended September 30,		%
	2025	2024	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	82.2	71.1	15.6
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.2	1.0	20.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)	70.8	70.4	0.6

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,100	4,027	1.8

	Three Months Ended September 30,		Increase	Nine Months Ended September 30,		Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	1,112	1,207	(95)	1,710	1,884	(174)
Heating degree days	-	-	-	589	459	130

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2025	2024	Change	2025	2024	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	15,034	15,217	(1.2)	37,567	37,113	1.2
Commercial, industrial, small business and other	35,727	30,991	15.3	94,426	86,751	8.8

Total electric energy volumes	50,761	46,208	9.9	131,993	123,864	6.6

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, our non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

	Three Months Ended September 30,		$	Nine Months Ended September 30,		$
	2025	2024	Change	2025	2024	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)	$508	$479	$29	$1,270	$1,166	$104
Large commercial & industrial (b)	375	343	32	1,042	960	82
Other (c)	34	34	-	96	93	3

Total distribution base revenues (d)	917	856	61	2,408	2,219	189

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	279	262	17	812	787	25
Billed to REPs serving Oncor distribution customers, through TCRF	155	143	12	450	431	19

Total TCOS revenues	434	405	29	1,262	1,218	44

Other miscellaneous revenues	24	27	(3)	72	73	(1)

Total revenues from contracts with customers	1,375	1,288	87	3,742	3,510	232

Other regulated revenues
SRP revenues	41	-	41	111	-	111
UTM revenues (e)	36	-	36	55	-	55

Total other regulated revenues	77	-	77	166	-	166

Total revenues contributing to earnings	1,452	1,288	164	3,908	3,510	398

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	374	351	23	1,094	1,053	41
EECRF and other revenues	19	21	(2)	45	47	(2)

Total revenues collected for pass-through expenses	393	372	21	1,139	1,100	39

Total operating revenues	$1,845	$1,660	$185	$5,047	$4,610	$437

(a)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 11.1% in the three months ended September 30, 2025 as compared to the three months ended September 30, 2024 and increased 9.7% in the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.

(b)

Depending on size and annual load factor, distribution base revenues from large commercial & industrial customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

The 7.1% increase in distribution base revenues in the three months ended September 30, 2025 as compared to the three months ended September 30, 2024 (10.2% increase on a weather-normalized basis) primarily due to incremental interim distribution cost recovery factor (DCRF) rates to reflect increases in invested capital and customer growth; partially offset by lower customer consumption, primarily attributable to milder weather. The 8.5% increase in distribution base revenues in the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024 (9.0% increase on a weather-normalized basis) primarily reflects updated interim DCRF rates, increase in customer growth, and increase due to higher customer consumption, primarily attributable to weather.

(e)

Includes revenues recognized for recoverable costs, associated with UTM eligible transmission and distribution capital investments put into service after December 31, 2024, including depreciation expenses, carrying costs on unrecovered balances and related taxes.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “is expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; adverse actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, foreign policy, and global trade restrictions; supply chain disruptions, including as a result of tariffs, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and other postretirement employee benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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